UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On April 1, 2015, Virtusa Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, Apparatus, Inc. an Indiana corporation (“Apparatus”), Kelly Pfledderer (“Major Stockholder”) and the other stockholders (collectively with the Major Stockholder, the “Sellers”), to acquire all of the issued and outstanding stock of Apparatus (the “Acquisition”).  The Company also completed the Acquisition on April 1, 2015, and Apparatus is now a wholly-owned subsidiary of the Company.

Under the terms of the Stock Purchase Agreement, the purchase price for the Acquisition was approximately $34.2 million in cash, subject to post-closing working capital adjustments.  The purchase price is also subject to adjustment after the closing by up to an additional $1.7 million in earn-out consideration to the Sellers, and an additional payment of approximately $1.5 million (“Bonus Pool”) in the form of variable cash compensation to certain Apparatus employees, in each case, in the event of Apparatus’ achievement at 100% of certain revenue and profit milestones for the fiscal year ending March 31, 2016.  From the purchase price, the Company deposited 8.5% of the purchase price into escrow for a period of 12 months as security for the Sellers’ indemnification obligations under the Stock Purchase Agreement.  The Company, Sellers and Apparatus made customary representations, warranties and covenants in the Stock Purchase Agreement. The Stock Purchase Agreement also contains non-solicitation and non-competition provisions pursuant to which the Sellers agreed not to solicit any employee or affiliate or client of the Company and, in the case of the Major Stockholder, to also not engage in any competitive business or activities, in each case, for a period of three years after the date of closing of the transaction.

In connection with the Acquisition, the Company offered employment to all of Apparatus’ employees.  In addition to the Bonus Pool, the Company has also agreed to issue an aggregate of up to $3,500,000 in shares of restricted stock from the Company’s 2007 Stock Option and Incentive, not to exceed 93,333 shares, to certain Apparatus employees.  The shares will vest annually over a four year period.

The foregoing description of the Stock Purchase Agreement and the transactions contemplated therein is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The Stock Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Sellers or Apparatus. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Seller, Apparatus or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.  Regulation FD Disclosure.

On April 1, 2015, the Company issued a press release announcing that it acquired Apparatus.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

EXHIBIT
NUMBER	DESCRIPTION

10.1*	Stock Purchase Agreement by and among Virtusa Corporation, Apparatus, Inc., an Indiana corporation, and Kelly Pfledderer and the other selling stockholder listed therein, dated as of April 1, 2015.

99.1**	Press release issued by Virtusa Corporation on April 1, 2015.

*                            Filed herewith. Schedules and exhibits to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

**                     Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: April 1, 2015	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
10.1*	Stock Purchase Agreement by and among Virtusa Corporation, Apparatus, Inc., an Indiana corporation, and Kelly Pfledderer and the other selling stockholder listed therein, dated as of April 1, 2015.

99.1**	Press release issued by Virtusa Corporation on April 1, 2015.

*                            Filed herewith. Schedules and exhibits to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

**                     Furnished herewith.